Exhibit 99.4

VIRGINIA ELECTRIC AND POWER COMPANY

EXCHANGE OFFER

To Securities Dealers, Commercial

Banks, Trust Companies and Other Nominees:

We are offering to exchange our 2004 Series A 7.25% Senior Notes (the “Senior Notes”), registered under the Securities Act of 1933, for the existing unregistered bonds we assumed when we acquired UAE Mecklenburg Cogeneration LP (CUSIP No. 902543AA5) (the “Existing Bonds”). The Senior Notes have substantially the same terms as the Existing Bonds, as modified in connection with our assumption of them. Enclosed for your consideration is a Prospectus dated                     , 2004 (as the same may be amended or supplemented from time to time, the “Prospectus”) and a form of Letter of Transmittal (the “Letter of Transmittal”) relating to the Exchange Offer.

We are asking you to contact your clients for whom you hold Existing Bonds registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Existing Bonds registered in their own names. We will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders under the Exchange Offer. You will, however, be reimbursed by us directly for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. We will pay all transfer taxes, if any, applicable to the tender of Existing Bonds to us, except as otherwise provided in the Prospectus and the Letter of Transmittal.

Enclosed are copies of the following documents:

1. The Prospectus;

2. A Letter of Transmittal for your use in connection with the tender of Existing Bonds and for the information of your clients;

3. A form of letter that may be sent to your clients for whose accounts you hold Existing Bonds registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer;

4. A form of Notice of Guaranteed Delivery; and

5. Guidelines for Certification of Taxpayer Identification Number on Form W-9.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2004, unless extended (the “Expiration Date”). Existing Bonds tendered in the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time before the Expiration Date.

To tender Existing Bonds, certificates for Existing Bonds or a Book-Entry Confirmation, a duly executed and properly completed Letter of Transmittal or a facsimile thereof or an agent’s message in lieu thereof, and any other required documents, must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.

Additional copies of the enclosed material may be obtained from the Exchange Agent, JPMorgan Chase Bank, Institutional Trust Services, 2001 Bryan Street, 9th Floor, Dallas, Texas 75201, telephone (214) 468-6464.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS CONSTITUTES YOU OR ANY PERSON AS OUR AGENT OR THE AGENT OF THE EXCHANGE AGENT, OR AUTHORIZES YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON OUR BEHALF WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.